EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of November 9, 2023 (the “Execution Date”) by and between Pacific Energy Development Corp., a Nevada corporation(“PEDCO”) and EOR Operating Company, a Texas corporation (“EOR,” and together with PEDCO, collectively “Seller”), and Tilloo Exploration and Production, LLC, a Texas limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, Seller is the owner of the Assets (as defined below); and

WHEREAS, Seller is willing to sell the Assets to Purchaser, and Purchaser is willing to purchase the Assets from Seller, upon the terms and conditions set forth in this Agreement;

WHEREAS, PEDCO and Purchaser have entered into that certain Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”);

WHEREAS, to the best of Seller’s knowledge and belief, EOR has no record title ownership in the Assets; however, to the extent assets could have inadvertently remained owned by EOR, EOR is a party to this Agreement in confirmation and ratification of the purpose of the Agreement which is to place record title ownership of the Assets in Purchaser; and

WHEREAS this Agreement, the Stock Purchase Agreement and the Financing Documents (as defined in the Stock Purchase Agreement”) are collectively referred to as the “Transaction Documents”.

NOW THEREFORE, in consideration of the mutual promises of the Parties contained in this Agreement, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from Seller, and Seller agrees to sell, transfer and assign the Assets to Purchaser, as of the Effective Time, subject to the terms and conditions of this Agreement, as set forth below.

1.2 The Assets. The term “Assets” shall mean all Seller’s right, title and interests in:

A. The oil and gas leases, subleases and other leaseholds, interests in fee, carried interests, reversionary interests, net profits interests, royalty interests, forced pooled interests, overriding royalty interests, mineral interests and other property and interests more fully described in Exhibit A, to the extent such interests cover the lands described in Exhibit A, and all rights incident thereto and derived therefrom, together with all rights, benefits and powers conferred upon the holder thereof with respect to the use and occupation of the lands covered thereby (the “Leases”).

B. The wells and units (including any drillable locations (PUDs)) more fully described on Exhibit B (the “Wells”) and all lease and surface equipment, flowlines, pipelines and appurtenant thereto used or held for use in connection with the operation or production of the Assets, and all personal property, fixtures, plants, improvements, joint accounts, easements, rights-of-way and appurtenances used or related to the Wells or the Leases.

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C. Operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farm in agreements, exploration agreements, area of mutual interest agreements, participation agreements, assignments, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, servitudes, permits, licenses, and other instruments and agreements pertaining to the Leases or the Wells (the “Existing Contracts”).

D. Without limiting the foregoing, all other right, title and interest of Seller of whatever kind or character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the lands described in Exhibit A, including but not limited to all Seller’s oil and gas interests located in Lea County, New Mexico and in Township 8 South, Range 34 East and Range 35 East, 6th NMPM situated in Roosevelt County, New Mexico, whether such interests are specifically described in Exhibit A, and even though such interest of Seller may be incorrectly described in or omitted from Exhibit A.

E. All files, records and data relating to the items described in subsections A through D above including well data, logs, geophysical data, engineering records, title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and all related matters in the possession of Seller (the “Records”).

1.3 Effective Time. Ownership of the Assets shall be transferred from Seller to Purchaser at the Closing, effective as of 12:00 a.m. (New Mexico time) on August 1, 2023 (the “Effective Time”). Seller shall be entitled to any amount realized from and accruing to the Assets prior to the Effective Time, if any, and shall be responsible for the payment of all expenses attributable to the Assets prior to the Effective Time. Purchaser shall be entitled to any amount realized from and accruing to the Assets on or after the Effective Time, and shall be responsible for the payment of all expenses attributable to the Assets on or after the Effective Time.

ARTICLE II

PURCHASE PRICE

2.1 Determination of Adjusted Purchase Price. The purchase price for the Assets shall be $ 1,022,436 (the “Purchase Price”). The Purchase Price shall be allocated between the Leases as set forth in Exhibit C (each an “Allocated Value”) with no value being allocated to the Wells.

2.2 Payment of the Purchase Price. Purchaser shall pay the Purchase Price to PEDCO, at Closing, which Purchase Price shall be in included in the principal due under the Note (as defined in the Financing Documents).

ARTICLE III

CLOSING DELIVERABLES

3.1 Records. As soon as is reasonably practicable after Closing, Seller shall make available to Purchaser all title data in Seller’s possession, or to which Seller has reasonable access, relating to the Assets, including the following:

A. Title opinions, abstracts of title, title status reports, and curative matters;

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B. The Existing Contracts;

C. Records relating to the payment of rentals, royalties, shut-in gas royalties, and other payments due under any Lease or Existing Contract;

D. Records relating to filing of returns for or the payment of ad valorem, property, production, severance, excise and other taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; and

E. Ownership reports, maps and surveys.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date of this Agreement and as of Closing, PEDCO makes to Purchaser the following representations and warranties:

4.1 Existence and Power. Seller has the power and is authorized to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not violate (i) any provision of the organizational documents of Seller, (ii) any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, (iii) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) any law, rule or regulation applicable to Seller relating to the Assets. This agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

4.2 Brokers. Seller has incurred no obligation or liability for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Purchaser, and any such obligation or liability that might exist shall be the sole obligation of Seller.

4.3 Claims and Litigation. Except for the Litigation Matters as disclosed in the Stock Purchase Agreement, there are no legal or administrative proceedings, claims or investigations pending or, to the best of Seller’s knowledge, threatened before any court or administrative body against Seller which, if determined adversely to Seller, would have a material adverse effect on the Assets.

4.4 Compliance. Seller has materially complied with the provisions and requirements of all laws, rules, regulations and orders applicable to the Assets.

4.5 Existing Contracts. Schedule 4.5 contains a list of all Existing Contracts. With respect to the Existing Contracts: (i) all Existing Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditor’s rights generally, and by general equitable principles; (ii) Seller is not in breach or default of any of its obligations under any Existing Contract; and (iii) neither Seller nor, to the best of Seller’s knowledge, any other party to any Existing Contract has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Existing Contract or any provision thereof.

4.6 Marketing. No hydrocarbons produced from the Assets are subject to a sales agreement (except contracts terminable without penalty by Seller on not more than 30 days’ notice), no entity has any call upon, option to purchase or similar right under any agreement with respect to the Assets or to the production therefrom. Seller has not collected, nor will Seller collect, any proceeds from the sale of hydrocarbons produced from the Assets which are subject to refund. As of the Effective Time, proceeds from the sale of oil, condensate and gas from the Assets were being received by Seller in a timely manner and were not being held in suspense for any reason. Seller has not been nor will Seller be obligated by virtue of any prepayment made under any production sales contract or any other contract containing a “take-or-pay” clause, or under any gas balancing, deferred production or similar arrangement to deliver oil, gas or other minerals produced from or allocated to any of the Assets at some future time without receiving full payment therefor at the time of delivery. There are no gas imbalances between Seller and any third party with respect to the Assets.

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4.7 Permits and Governmental Approval. Seller possesses all permits, licenses, certificates, consents, approvals, and other authorizations required by governmental authorities, and has made all required filings with the governmental authorities, including but not limited to the Bureau of Land Management (“BLM”), the New Mexico State Land Office (“SLO”), and the New Mexico Oil Conservation Division (“OCD”), which are necessary for Seller’s ownership and operation of the Assets. Seller, however, expressly makes no warranty or representation regarding the governmental authorities’ consent or approval of pending filings, or the timeliness of obtaining same.

4.8 Preferential Purchase Rights and Consents to Assign. Except for governmental consents and approvals of assignments which approval may be pending or that are customarily obtained after Closing, the Assets are not subject to any consents to assign or preferential rights to purchase.

4.9 AFEs. Except for ten (10) pending Authorities For Expenditures (“AFE”) to plug and abandon certain wells included in the Assets, as previously provided to Purchaser, there are no outstanding AFEs to drill or rework any well or for capital expenditures with respect to the Assets that have been proposed by any person having authority to do so other than wells already drilled and completed that exceed $5,000 on an 8/8ths basis.

4.10 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Seller.

4.11 Taxes. All taxes and assessments based on or measured by the ownership of property comprising the Assets or the production or removal of hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears.

4.12 Suspended Funds. There are no suspended funds held by Seller in connection with the Assets.

4.13 Accuracy. The factual information contained in the Exhibits to this Agreement was prepared and furnished without intentional misrepresentation or intentional omission of material facts or disclosures.

4.14 Limitations; Cap. The representations and warranties of PEDCO set forth above shall survive Closing for a period of nine (9) months. PEDCO shall indemnify Purchaser and its affiliates from any damages resulting from a breach of any representation or warranty pursuant to this Article IV, provided, however, PEDCO shall have no liability for any breaches of this Article IV until the aggregate amount of damages suffered as a result of all such breaches exceeds $50,000, in which case indemnification shall be made by PEDCO including damages up to that amount. The maximum liability of PEDCO pursuant to this Article IV shall be $50,000.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date of this Agreement and as of Closing, Purchaser makes to PEDCO the following representations and warranties:

5.1 Existence and Power. Purchaser has the power and is authorized to enter into and perform this Agreement and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not violate (i) any provision of the organizational documents of Purchaser, (ii) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (iii) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (iv) any law, rule or regulation applicable to Purchaser. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

5.2 Brokers. Purchaser has incurred no obligation or liability for brokers’ or finders’ fees relating to the matters provided for in this Agreement which will be the responsibility of Seller, and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

5.3 Claims and Litigation. Except as set forth on Schedule 5.3, there are no legal or administrative proceedings, claims or investigations pending or, to the best of Purchaser’s knowledge, threatened before any court or administrative body against Purchaser which, if determined adversely to Purchaser, would materially affect Purchaser’s ability to consummate the transactions contemplated by the Agreement.

5.4 No Distribution. Purchaser is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules or regulations.

5.5 Knowledge and Experience. Purchaser has (and had prior to negotiations regarding the Assets) such knowledge and experience in the ownership and the operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Assets. Purchaser is able to bear the risks of an investment in the Assets and understands the risks of, and other considerations relating to, a purchase of the Assets.

ARTICLE VI

CLOSING

6.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. (prevailing Central Time) on November 9, 2023 or (“Closing Date”) or at such other time, manner and place as the Parties agree, or if mutually agreeable among the Parties, Closing may occur by an exchange of signature pages by email or by electronic image scan transmission in PDF format. The Parties shall use commercially reasonable efforts to cause the conditions to Closing set forth in Sections 6.2 and 6.3 to be satisfied in a timely manner.

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6.2 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Purchaser, at or prior to the Closing, of each of the following conditions:

A. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided that in the event of a breach of or inaccuracy in the representations and warranties of Seller set forth in this Agreement. Unless otherwise waived by Purchaser, Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer.

B. Each covenant and agreement that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects and Purchaser shall have received a certificate of Seller to such effect signed by a duly authorized officer.

C. No governmental authority shall have enacted, issued, promulgated, or entered any Order or law which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or would cause any of such transactions to be rescinded following the Closing.

D. Each of the deliveries required to be made to Purchaser pursuant to Section 6.4 shall have been so delivered (or Seller shall be ready, willing, and able to make such deliveries).

E. PEDCO shall have performed its obligations and shall not otherwise be in breach pursuant to the Stock Purchase Agreement so that Purchaser is obligated to close the transactions contemplated in the Stock Purchase Agreement.

6.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver in writing by Seller, at or prior to the Closing, of each of the following conditions:

A. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Unless otherwise waived by Seller, Seller shall have received a certificate of Purchaser to such effect signed by a duly authorized officer.

B. Each covenant and agreement that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects and Seller shall have received a certificate of Purchaser to such effect signed by a duly authorized officer.

C. No Governmental Authority shall have enacted, issued, promulgated or entered any Order or other law which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or would cause any of such transactions to be rescinded following the Closing.

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D. Each of the deliveries required to be made to Seller pursuant to Section 6.4 shall have been so delivered (or Purchaser shall be ready, willing, and able to make such deliveries).

E. Purchaser shall have performed its obligations and shall not otherwise be in breach pursuant to the Stock Purchase Agreement so that PEDCO is obligated to close the transactions contemplated in the Stock Purchase Agreement.

6.4 Closing Obligations. At the Closing,

A. Seller and Purchaser shall execute, acknowledge and deliver an Assignment and Bill of Sale in substantially the form of Exhibit D.

B. Seller and Purchaser shall execute such other instruments, including change of operator forms and letters-in-lieu, and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and as may reasonably be requested by the Purchaser prior to the Closing (with such instruments containing only commercially acceptable terms and conditions that do not directly or indirectly impose obligations on Seller that are not provided in this Agreement), and further provided that such instruments are provided to the Seller by the Purchaser not less than three business days prior to Closing.

C. Seller and Purchaser shall execute and deliver any forms, documents or instruments required to transfer operatorship of the Assets operated by Seller to Purchaser as may reasonably be requested by the Purchaser prior to the Closing (with such instruments containing only commercially acceptable terms and conditions that do not directly or indirectly impose obligations on Seller that are not provided in this Agreement), and further provided that such instruments are provided to the Seller by the Purchaser not less than three business days prior to Closing.

D. Seller and Purchaser shall execute and deliver any forms, documents or instruments required to transfer to Purchaser all of Seller’s interest in any suspense funds held by any operator of the Assets as of the Closing as may reasonably be requested by the Purchaser prior to the Closing (with such instruments containing only commercially acceptable terms and conditions that do not directly or indirectly impose obligations on Seller that are not provided in this Agreement), and further provided that such instruments are provided to the Seller by the Purchaser not less than three business days prior to Closing.

E. Purchaser shall pay to Seller the Purchase Price, which shall be included as principal, and due and payable, under the Note (as defined in the Stock Purchase Agreement).

F. The transfer of the Assets by Seller to Purchaser shall be by warranty of title, by, through and under Seller, but not otherwise.

ARTICLE VII

POST-CLOSING OBLIGATIONS

7.1 Indemnification by Purchaser. Purchaser will indemnify, protect and defend PEDCO against, and hold PEDCO harmless from and against, any and all damages suffered, paid, or incurred by PEDCO as a result of (a) any inaccuracy or breach of the representations and warranties made by or on behalf of Purchaser in Article V of this Agreement (in each case without regard to any qualification as to materiality), (b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement, and (c) liabilities arising from the operations of the Company after the Effective Time.

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7.2 Assumption of Liability. From and after the Effective Time, Purchaser agrees to and will assume all surface, plugging and abandonment, environmental and all other liability of whatsoever kind and nature as to the Assets whether from ownership, operation, use or contract. Purchaser acknowledges that there may exist obligations to surface owners or tenants of the surface, such as grazing lessees, of the subject lands to negotiate and execute a surface use and compensation agreement in compliance with the New Mexico Surface Owner’s Protection Act, which obligation may include providing notice of Purchaser’s oil and gas operations and non-oil and gas operations. After the Effective Time, SELLER GIVES NO WARRANTY AS TO ITS COMPLIANCE WITH STATE OR FEDERAL GOVERNMENTAL ENTITIES OR REGULATIONS PERTAINING TO ENVIRONMENTAL COMPLIANCE OR PLUGGING LIABILITY AND ADDITIONALLY GIVES NO WARRANTY AS TO THE CONDITION OF THE SURFACE OR OTHER ENVIRONMENTAL LIABILITIES AND PURCHASER ACKNOWLEDGES IT IS ACQUIRING THE ASSETS IN AN EXISTING “AS IS” AND “WHERE IS” CONDITION.

7.3 Indemnification. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, FROM AND AFTER THE EFFECTIVE TIME PURCHASER AGREES TO AND WILL INDEMNIFY, DEFEND AND HOLD HARMLESS PEDCO FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES) THAT ARE ATTRIBUTABLE TO (I) ENVIRONMENTAL LIABILITIES ARISING FROM SELLER’S OWNERSHIP, OPERATION, OR USE OF THE ASSETS, (II) PLUGGING AND ABANDONING ALL WELLS NOW OR HEREAFTER LOCATED ON THE LANDS INCLUDED IN THE ASSETS, (III) ANY AND ALL COSTS INCIDENT TO SUCH PLUGGING AND ABANDONMENT, (IV) ANY ASSET RETIREMENT OBLIGATIONS ASSOCIATED WITH THE ASSETS, (V) ALL CLAIMS PERTAINING TO THE SURFACE OR ENVIRONMENTAL CLAIMS, AND (VI) ALL LITIGATION MATTERS (AS DEFINED IN THE STOCK PURCHASE AGREEMENT). THIS SECTION 7.3 SHALL SURVIVE THE EFFECTIVE TIME. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. SELLER AND PURCHASER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

7.4 Preferential Purchase Rights. If one or more persons claim they hold a preferential purchase right in any of the Assets and notify PEDCO or Purchaser after Closing but within the period such right may be exercised that they intend to exercise such alleged preferential purchase right, PEDCO or Purchaser, as applicable, shall notify the other Parties of such claim, and Purchaser shall be responsible for satisfying all such preferential purchase rights, if any, to the holders thereof and Purchaser shall protect, indemnify and hold PEDCO harmless from and against any and all claims, liabilities, losses, costs and reasonable attorney’s fees in connection therewith.

7.5 Cooperation. After Closing, PEDCO and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

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7.6 Support. PEDCO agrees, from the date of this Agreement until ninety (90) days after Closing, that PEDCO will, at Purchaser’s Expense (as defined below), use its reasonable commercial efforts to cooperate and assist Operations, Accountants, Engineers and Land Personnel, including making available books, records and personnel of PEDCO reasonably requested by such parties; and provided, however, that nothing in this Section shall require any such cooperation or assistance on the part of PEDCO to the extent it would interfere unreasonably with the business or operations of PEDCO or incur any monthly expenses beyond the Cap (as defined below). “Purchaser’s Expense” shall mean that the Purchaser will be solely responsible for all payments to Operations, Accountants, Engineers and Land Personnel, or prompt reimbursement of PEDCO for the same, and further that the Purchaser will promptly pay PEDCO, without set-off or counterclaim, an amount equal to 120% of all reasonable costs incurred by PEDCO or its affiliates in providing such support, including but not limited to wages and associated overhead. There shall be a cap of $5,000 per month on such expenses unless a larger amount is agreed to in writing by Purchaser (the “Cap”).

ARTICLE VIII

TAXES

8.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes, and similar obligations relating to the Assets (collectively “Property Taxes”) with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between PEDCO and Purchaser. The Parties will initially make settlement of all Property Taxes by estimating the Property Taxes to be due for the tax period in which the Effective Time occurs based on the Property Taxes assessed and paid for the immediately prior tax period. Such settlement of taxes shall be part of the closing and post-closing settlement statements between the Parties. The Parties will make final adjustment upon receipt of the tax statements for 2023.

8.2 Sales Taxes. Purchaser shall pay sales taxes or other transfer taxes, if any, in connection with the sale of the Assets. Purchaser shall be responsible for any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement.

8.3 Other Taxes. All production, severance, excise and other taxes (other than income taxes, which shall be the sole responsibility of each Party as to their own income taxes) relating to production of oil, gas and condensate attributable to the Assets prior to the Effective Time shall be paid by PEDCO, and all such taxes relating to such production on or after the Effective Time shall be paid by Purchaser.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement, including the Exhibits hereto, attached hereto and incorporated herein, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.

9.2 References. All references in this Agreement to articles, sections and other subdivisions refer to corresponding articles, sections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided. The term “including” (or “included”) shall be deemed to be followed by the phrase “but not limited to.” Unless otherwise expressly provided herein, any reference herein to a “day” shall refer to a calendar day. Time is of the essence of this Agreement.

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9.3 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment made without such consent shall be void PROVIDED THAT the Purchaser may on notice to the Seller assign all but not less than all of the Transaction Documents to an affiliated entity prior to Closing. Subject to this Section 9.3, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law rules that would require the application of the laws of another state.

9.5 Notices. Any notice required or permitted by this Agreement shall be given in writing by personal service, overnight delivery service, facsimile, email, or by certified mail, return receipt requested, postage prepaid, as follows:

If to Purchaser:

Tilloo Exploration and Production, LLC.

4622 Maple Ave St. 200

Dallas, Texas 75219

Attention: William S. Montgomery Jr., Managing Member

Fax: (214) 769-4400

Email: Monty@norfolktx.com

If to PEDCO:

Pacific Energy Development Corp.

575 N. Dairy Ashford, Ste. 210

Houston, Texas 77079

Attention: J. Douglas Schick, President

Fax: (713) 574-7901

Email: dschick@pedevco.com

(or such other address as designated in writing by either Party to the other) and shall be deemed to have been given as of the date of receipt by the intended Party.

9.6 Damages. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NO PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

9.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective heirs, successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute such person a third-party beneficiary of this Agreement.

9.8 Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.9 Execution in Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement effective as of the Effective Time.

SELLER:

PACIFIC ENERGY DEVELOPMENT CORP.

/s/ J. Douglas Schick
J. Douglas Schick, President

EOR OPERATING COMPANY

/s/ J. Douglas Schick
J. Douglas Schick, President

PURCHASER:

TILLOO EXPLORATION AND PRODUCTION, LLC.

/s/ William S. Montgomery Jr.
William S. Montgomery Jr., Managing Member

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

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EXHIBIT A

THE LEASES, INCLUDING LEASEHOLD BURDENS

AND NET MINERAL ACRES

Unit Tract No.	Lease Number/Name	Original Lessor	Original Lessee	Vol/Page	Lease Date	Lease Royalty Interest	Description Lease Acreage	Section	Twnshp	Range	County	Gross Acres	Net Acres
1	NMNM 0231691 Government "J"	USA	Charles Schustermann	36/497	3/1/1962	12.5%	N/2 SW/4, SE/4 SW/4, W/2 SE/4	5	8S	35E	Roosevelt	200.00	200.00
2 & 3	NMLC 060978 Jacobs Federal	USA	Fred L. Jacobs	46/263	11/1/1948	12.5%	LOTS 3, 4 E/2 SW/4 SE/4 LOTS 1,2,3,4 E2, E/2 W/2, W/2 NW/4 SW/4, S/2 SE/4	18 18 19 19 19 19 20 20 20	8S	35E	Roosevelt	1266.94	1266.94
4, 4A & 5	NMLC 062178 Federal "A" 1-2 Federal "A" 3-4 Federal "F"	USA	F. W. Blockson	19/117	6/1/1950	12.5%	N/2 SE/4 E/2 E/2 SE/4	13 14 24 25	8S	34E	Roosevelt	880.00	880.00
6	NMLC 062471 Government "G"	USA	Laura Lodewick	23/80	11/1/1950	12.5%	NW/4 NE/4 N/2 NW/4 SW/4 NW/4	8	8S	35E	Roosevelt	160.00	160.00
7	NMLC 062471C	USA	Laura Lodewick	23/80	11/1/1950	12.5%	SW SW	5	8S	35E	Roosevelt	40.00	40.00
No Tract 8													
9	1	J. A. Neill, whose wife is Pearl Neill	Cities Sevices Petroleum Co.	33/417	5/25/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	2	Roy G. Barton, Jr., as his separate property	Cities Sevices Petroleum Co.	33/453	5/22/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	3	L. Maude Albrecht, a widow	Cities Sevices Petroleum Co.	33/451	7/23/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	4	Murray Blank and wife, Gussie Blank	BTA Oil Producers	35/402	6/14/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	5	Murray Blank and wife, Gussie Blank, individually and as owners of all of the stock of the now dissolved R. G. Peters and Company, Inc.	Cities Sevices Oil Company	36/450	5/2/1963	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	6	Lawrence Bull, dealing in his sole and seprerate property	Cities Sevices Oil Company	36/503	4/29/1963	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	7	Hilda B. Perrin, as her separate property	Cities Sevices Oil Company	37/31	4/29/1963	12.5%	S/2	6	8S	35E	Roosevelt		8.75

12

EXHIBIT A

THE LEASES, INCLUDING LEASEHOLD BURDENS AND NET MINERAL ACRES

Unit Tract No.	Lease Number/Name	Original Lessor	Original Lessee	Vol/Page	Lease Date	Lease Royalty Interest	Description Lease Acreage	Section	Twnshp	Range	County	Gross Acres	Net Acres
	8	Margaret W. Bull, a single women (Ratified by Us Trust Co. of New York) 8/12/193	Cities Sevices Oil Company	37/118	5/31/1963	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	9	United States Trust Co., as Trustee of the Helen B. Spinola Trust	Cities Sevices Oil Company	37/116	5/31/1963	12.5%	S/2	6	8S	35E	Roosevelt	157.46	8.75
	10	E. Ruth Piatt, a feme sole	BTA Oil Producers	35/398	5/4/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	11	Whaley Oil Company	Maxwell Oil Company	33/383	5/20/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	12	Helen Sweeney	Cities Sevices Petroleum Co.	34/123	7/19/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	13	Dr. Reber Van Matre	Len Mayer	34/281	8/27/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	14	Eugene L. Middleton, as his seperate property Mercedes Goodell, as her seperate property	Len Mayer	34/107	7/19/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	15	Clarence E. Middleton, as his seperate property	Len Mayer	34/121	8/27/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	16	Grace Edna Offenhauser	Len Mayer	34/119	7/30/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	17	Lillie A. Gerlick,	Len Mayer	34/125	7/19/1962	12.5%	S/2	6	8S	35E	Roosevelt		8.75
	18	J. W. Simpson and wife, Rose J. Simpson	Jack Griffin	28/31	11/20/1955	12.5%	S/2	6	8S	35E	Roosevelt		8.75
10	1	Mary Cosby Mathis Cosby Marshall Margaret Cosby Buie, all dealing in their separate property	Len Mayer	34/445	12/20/1962	25%	NW/4	12	8S	34E	Roosevelt		7.50
	2	Fern Parks Cone, dealing in her sole and separate property	Len Mayer	37/65	8/1/1963	18.75% could convert to 25% See TO	NW/4	12	8S	34E	Roosevelt	120	3.75
	3	Majorie Cone Kastman, Guardian of the Estate of S. E. Cone	Len Mayer	37/63	8/1/1963	18.75% could convert to 25% See TO	NW/4	12	8S	34E	Roosevelt		48.75
	4	States Inc., a Texas Corp.	Exeric Oil & Gas Co.	131/706	8/1/1991	No Royalty See TO for Explanation	NE/4 NW/4, S/2 NW/4	12	8S	34E	Roosevelt		60.00

13

Unit Tract No.	Lease Number/Name	Original Lessor	Original Lessee	Vol/Page	Lease Date	Lease Royalty Interest	Description Lease Acreage	Section	Twnshp	Range	County	Gross Acres	Net Acres
11	1	G. M. Crosby, dealing in his sole and separate property	Jack Griffin	28/247	12/13/1955	12.5%	NE/4	12	8S	34E	Roosevelt	160.00	90.00
	2	Fern Parks Cone	Sun Oil Co.	34/471	2/21/1962	25%	NE/4	12	8S	34E	Roosevelt		5.00
	3	S. E. Cone, a insane person, acting by and through his Guardian Majorie Cone Kastman	Sun Oil Co.	35/23	1/4/1963	25%	NE/4	12	8S	34E	Roosevelt		5.00
	4	Y. F. Bowley and wife, Gertrude E. Bowley	Robert L. Haynie	33/357	4/4/1962	12.5%	NE/4	12	8S	34E	Roosevelt		60.00
12		I Mae Hefflefinger, Indiividually and as Trustee under the Will of D. Hefflefinger, deceased and W. C. Hefflefinger and wife, Margaret Hefflefinger	BTA Oil Producers	33/359	3/21/1962	18.75%	W/2	12	8S	35E	Roosevelt	310.36	310.36
13	1	C. C. Easter and wife, Maggie M. Easter	C. J. Sparks	28/179	10/26/1956	12.5%	E/2	7	8S	35E	Roosevelt	320.00	52.00
	2	John Cooper Easter, a widower (ratified by several, see TO)	C. J. Sparks	28/221	10/26/1956	12.5%	E/2	7	8S	35E	Roosevelt		36.00
	3	C. S. Hightower and wife, Lottie N. Hightower	Cities Service Petrolwum Company	33/402	5/18/1962	12.5%	E/2	7	8S	35E	Roosevelt		30.00
	4	Rosemand J. Webber and husband, Selwyn S. Webber	Cities Service Petrolwum Company	33/405	5/28/1962	12.5%	E/2	7	8S	35E	Roosevelt		10.00
	5	Cecil Pate and wife, Ruby Jewell Pate	Cities Service Petrolwum Company	33/407	5/18/1962	12.5%	E/2	7	8S	35E	Roosevelt		72.00
	6	Roberta G. Huddleston, et al	Cities Service Petrolwum Company	33/445	6/1/1962	12.5%	E/2	7	8S	35E	Roosevelt		80.00
	7	Earl Walker and wife, Vernice E. Walker	Cities Service Petrolwum Company	34/103	6/29/1962	12.5%	E/2	7	8S	35E	Roosevelt		40.00
14		Dessa M. Ring, widow	Magnolia Petroleum Company	27/205	2/9/1954	12.5%	W/2 SW/4	12	8S	34E	Roosevelt	80.00	80.00
15	1	Helen Hall Connell and husband, George B. Connell	The Atlantic Refining Company	31/233	5/6/1959	12.5%	E/2 SW/4	12	8S	34E	Roosevelt	80.00	40.00
	2	Jean Clark Miller and husband, Samuel W. Miller	The Atlantic Refining Company	31/235	5/6/1959	12.5%	E/2 SW/4	12	8S	34E	Roosevelt		40.00
16	1	V. F. Bowley et al	A. E. Gamble	27/403	5/17/1955	12.5%	SE/4	12	8S	34E	Roosevelt	160.00	106.67
	2	G. B. Jones et al	A. E. Gamble	27/405	5/17/1955	12.5%	SE/4	12	8S	34E	Roosevelt		53.33
17		E. C. Heilman aka Earl C. Heilman	Logan L. Van Zandt	18/219	5/1/1948 Executed on 3/20/1950	12.5%	NE/4	14	8S	34E	Roosevelt	160.00	160.00

14

Unit Tract No.	Lease Number/Name	Original Lessor	Original Lessee	Vol/Page	Lease Date	Lease Royalty Interest	Description Lease Acreage	Section	Twnshp	Range	County	Gross Acres	Net Acres
18		D. Hefflefinger and wife, I Mae Hefflefinger	Magnolia Petroleum Company	15/79	4/19/1948	12.5%	N/2	18	8S	35E	Roosevelt	315.42	315.42
19 & 19A		A. R. Haley and wife, Mamie Haley	Magnolia Petroleum Company	15/133	5/6/1948	12.5%	S/2	13	8S	34E	Roosevelt	320.00	320.00
20		Neva Blanche Hargrove et al	The Texas Company	30/277	4/19/1958	12.5%	NE/4	25	8S	34E	Roosevelt	160.00	160.00
	NM-0145685 Horton Federal Lease	USA	Russell E. Horton	192/875	22243	1/0/1900	All All All	29 30 31	8S	35E	Roosevelt	1905.00	1905.00
NA	LC-065151	United States Department of the Interior	The Ohio Oil Company	NA	12/31/1944	12.50	E/2; W2SW4	23	9S	37E	Lea	400.00	400.00
NA	LC-068035	United States Department of the Interior	H.P. Saunders	NA	1/1/1944	12.50	SE	13	9S	37E	Lea	160.00	160.00
NA	NM-0103893-A	United States Department of the Interior	Arapahoe Oil Company	NA	5/18/1960	12.50	NW4NW4; SE4NW4; NW4SW4; SW4NW4; NE4SW4	24	9S	37E	Lea	200.00	200.00
NA	NM-0103893	United States Department of the Interior	Arapahoe Oil Company	NA	5/18/1960	12.50	NE4NW4	24	9S	37E	Lea	40.00	40.00
NA	NM-0659	United States Department of the Interior	The Ohio Oil Company	NA	6/1/1950	12.50	E2NW4	23	9S	37E	Lea	80.00	80.00
NA	NM-066884-A	United States Department of the Interior	C. Sidney & Ula R. Neuhc	NA	10/1/1959	12.50	NW4NW4; S2NW4; SW4; NE4NW4	13	9S	37E	Lea	280.00	280.00
NA	NM-16369	United States Department of the Interior	Marie A & K.J. Feil	NA	8/9/1972	12.50	E2SW4	23	9S	37E	Lea	80.00	80.00
NA	1	Shirley C. Johnson, A Widow	Boyd & McWilliams	124/336	08/03/87	16.67	NW4SE4	5	7S	34E	Roosevelt	40.00	1.51
NA	2	Dale W. Brown and wife, Myrna L. Brown	Boyd & McWilliams	124/332	08/03/87	16.67	NW4SE4	5	7S	34E	Roosevelt	40.00	3.82
NA	3	Ben R. Fuller, Dealing in his sole and separate property	Boyd & McWilliams	124/328	08/03/87	16.67	NW4SE4	5	7S	34E	Roosevelt	40.00	3.82
NA	4	M.F. Bozarth and wife, Brookie Bozarth	Boyd & McWilliams	124/340	08/03/87	16.67	NW4SE4	5	7S	34E	Roosevelt	40.00	1.51
NA	5	Larry K. lowe, Dealing in his sole and separate property	Boyd & McWilliams	1258/159	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	3.14
NA	6	Robert T. Hartley, Dealing in his sole and separate property	Boyd & McWilliams	125/169	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	2.78

15

Unit Tract No.	Lease Number/Name	Original Lessor	Original Lessee	Vol/Page	Lease Date	Lease Royalty Interest	Description Lease Acreage	Section	Twnshp	Range	County	Gross Acres	Net Acres
NA	7	Vora L. Hartley, Dealing in her sole and separate property	Boyd & McWilliams	125/164	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	0.52
NA	8	Teddy L. Hartley, Dealing in his sole and separate property	Boyd & McWilliams	125/174	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	2.77
NA	9	Ronny P. Lowe, Dealing in his sole and separate property	Boyd & McWilliams	125/208	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	1.85
NA	10	Brady M. Lowe and wife, Pauline B. Lowe	Boyd & McWilliams	125/259	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	0.49
NA	11	Lorretta D. Lowe, Dealing in her sole and separate property	Boyd & McWilliams	125/464	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	3.14
NA	12	M. Dion Lowe, Dealing in his sole and separate property	Boyd & McWilliams	125/493	12/04/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	1.48
NA	13	Shana Lowe Conine, Dealing in her sole and separate property	Boyd & McWilliams	125/249	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	3.04
NA	14	Kay Salem, as Guardian of the Estates of Kelly Lowe and Lauren Lowe, Both Minors	Boyd & McWilliams	125/234	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	1.37
NA	15	Kay Lowe Hughes, Dealing in her sole and separate property	Boyd & McWilliams	125/239	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	1.85
NA	16	Denise Lowe, Dealing in her sole and separate property	Boyd & McWilliams	125/254	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	0.98
NA	17	Odell L. Lowe and wife, Nell P. Lowe	Boyd & McWilliams	125/244	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	0.68
NA	18	Vivian Lowe Anselmi, Acting by and Through her Attorney-In-Fact, Coy S. lowe	Boyd & McWilliams	125/219	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	1.85
NA	19	Debra Lowe Finn, Acting by and Through her Attorney-In-Fact, Coy S. lowe	Boyd & McWilliams	125/229	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	1.49
NA	20	Coy S. Lowe, Dealing in his sole and separate property	Boyd & McWilliams	125/224	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	1.21
NA	21	Denise Lowe, as Guardian of the Estate of Haley Lowe, a minor	Boyd & McWilliams	124/203	12/07/87	20.00	NW4SE4	5	7S	34E	Roosevelt	40.00	0.69

16

EXHIBIT B

THE WELLS, INCLUDING WORKING INTERESTS

AND NET REVENUE INTERESTS

EXHIBIT B

THE WELLS, INCLUDING WORKING INTERESTS AND NET REVENUE INTERESTS

Operator	API	Well Name	Well Number	County	State	WI	NRI	Well Status	Status Type
EOR Operating Company	30041101040000	HORTON FEDERAL	4	Roosevelt	NM	100.00%	72.80%	Shut-In	Injector
EOR Operating Company	30041101290000	HORTON FEDERAL	7	Roosevelt	NM	100.00%	72.80%	Shut-In	Injector
EOR Operating Company	30041101110000	HORTON FEDERAL	15	Roosevelt	NM	100.00%	72.80%	Shut-In	Injector
EOR Operating Company	30041101160000	HORTON FEDERAL	22	Roosevelt	NM	100.00%	72.80%	Shut-In	Injector
EOR Operating Company	30041101190000	HORTON FEDERAL	25	Roosevelt	NM	100.00%	72.80%	Shut-In	Injector
EOR Operating Company	30041207560000	HORTON FEDERAL	32	Roosevelt	NM	100.00%	72.80%	Shut-In	Injector
EOR Operating Company	30041208210000	HORTON FEDERAL	38	Roosevelt	NM	100.00%	72.80%	Shut-In	Injector
EOR Operating Company	30041101470000	MILNESAND UNIT	24	Roosevelt	NM	100.00%	80.11%	Shut-In	Injector
EOR Operating Company	30041101490000	MILNESAND UNIT	26	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041001410001	MILNESAND UNIT	31	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041001430000	MILNESAND UNIT	33	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041001420000	MILNESAND UNIT	35	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041000870000	MILNESAND UNIT	36	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041002510000	MILNESAND UNIT	54	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041002530000	MILNESAND UNIT	56	Roosevelt	NM	100.00%	80.11%	Shut-In	Injector
EOR Operating Company	30041002550000	MILNESAND UNIT	58	Roosevelt	NM	100.00%	80.11%	Shut-In	Injector
EOR Operating Company	30041002560000	MILNESAND UNIT	59	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041000290000	MILNESAND UNIT	122	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041100170000	MILNESAND UNIT	127	Roosevelt	NM	100.00%	80.11%	Shut-In	Injector
EOR Operating Company	30041002430000	MILNESAND UNIT	162	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041001310001	MILNESAND UNIT	182	Roosevelt	NM	100.00%	80.11%	Shut-In	Injector
EOR Operating Company	30041001360001	MILNESAND UNIT	183	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041100570000	MILNESAND UNIT	187	Roosevelt	NM	100.00%	80.11%	Shut-In	Injector
EOR Operating Company	30041001380000	MILNESAND UNIT	192	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041001370001	MILNESAND UNIT	195	Roosevelt	NM	100.00%	80.11%	Active	Injector
EOR Operating Company	30041100590000	MILNESAND UNIT	310	Roosevelt	NM	100.00%	80.11%	Shut-In	Injector
Ridgeway Arizona Oil Corp.	3002524783	Allied 93	4	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002524684	BILBREY 23	3	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002524784	BILBREY 23	4	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002524965	BILBREY 23	5	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002524900	BILBREY 51	2	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002525075	BILBREY 51	3	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002523881	BROWN 84	1	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002525297	BROWN 84	2	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002523975	BROWN 93	1	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002524389	YATES 69 FEDERAL	1	Lea	NM	100.00%	81.00%	Shut-In	Oil
Ridgeway Arizona Oil Corp.	3002525076	YATES 69 FEDERAL	2	Lea	NM	100.00%	81.00%	Shut-In	Oil
EOR Operating Company	30041101020000	HORTON FEDERAL	2	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041101030000	HORTON FEDERAL	3	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041101210000	HORTON FEDERAL	27	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041207570000	HORTON FEDERAL	33	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041207050000	HORTON FEDERAL	34	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041207530000	HORTON FEDERAL	35	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041207540000	HORTON FEDERAL	36	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041207550000	HORTON FEDERAL	37	Roosevelt	NM	100.00%	72.80%	Shut-In	Oil
EOR Operating Company	30041101480000	MILNESAND UNIT	25	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000900000	MILNESAND UNIT	32	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000330000	MILNESAND UNIT	34	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000880000	MILNESAND UNIT	37	Roosevelt	NM	100.00%	80.11%	Active	Oil
EOR Operating Company	30041000890000	MILNESAND UNIT	38	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041100580000	MILNESAND UNIT	39	Roosevelt	NM	100.00%	80.11%	Active	Oil
EOR Operating Company	30041002520001	MILNESAND UNIT	55	Roosevelt	NM	100.00%	80.11%	Active	Oil
EOR Operating Company	30041002540000	MILNESAND UNIT	57	Roosevelt	NM	100.00%	80.11%	Active	Oil
EOR Operating Company	30041000280000	MILNESAND UNIT	121	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041100180000	MILNESAND UNIT	128	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041100440000	MILNESAND UNIT	134	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041002450000	MILNESAND UNIT	164	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041101940000	MILNESAND UNIT	186	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000830000	MILNESAND UNIT	191	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000840000	MILNESAND UNIT	193	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000320000	MILNESAND UNIT	194	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041001400001	MILNESAND UNIT	197	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041101810000	MILNESAND UNIT	202	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041100610000	MILNESAND UNIT	312	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041100630000	MILNESAND UNIT	314	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041100640000	MILNESAND UNIT	315	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041100490000	MILNESAND UNIT	318	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041002580000	MILNESAND UNIT	512	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041002620000	MILNESAND UNIT	515	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041101600000	MILNESAND UNIT	519	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041204660000	MILNESAND UNIT	521	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041206470000	MILNESAND UNIT	522	Roosevelt	NM	100.00%	80.11%	Active	Oil
EOR Operating Company	30041206480000	MILNESAND UNIT	523	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041206490000	MILNESAND UNIT	524	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041206500000	MILNESAND UNIT	525	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041208920000	MILNESAND UNIT	602	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041208940000	MILNESAND UNIT	603	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000300000	MILNESAND UNIT	123H	Roosevelt	NM	100.00%	80.11%	Shut-In	Oil
EOR Operating Company	30041000500000	MILNESAND UNIT	141H	Roosevelt	NM	100.00%	80.11%	Active	Oil
EOR Operating Company	30041208370000	BROWN	1	Roosevelt	NM	100.00%	75.00%	Shut-In	Oil

17

EXHIBIT C

ALLOCATED VALUES

Field	Lease	Value
Milnesand	Milnesand Horton Federal Unit	$267,318.64
Milnesand	Roosevelt--Milnesand SA Unit	$755,117.36
Sawyer	Sawyer Leases	$0.00
		$1,022,436.00

18

EXHIBIT D

ASSIGNMENT AND BILL OF SALE

Pacific Energy Development Corp., and EOR Operating Company, whose collective address is 575 N. Dairy Ashford, Suite 210, Houston, Texas 77079 (collectively, “Assignor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto Tilloo Exploration and Production, LLC., a Texas limited liability company, whose address is 4622 Maple Ave, Suite 200, Dallas Texas 75219 (“Assignee”), all of Assignor’s undivided interests (as set forth in Exhibit A and Exhibit B) in and to the following described properties, rights and interests:

A. The oil and gas leases, subleases and other leaseholds, interests in fee, carried interests, reversionary interests, net profits interests, royalty interests, forced pooled interests, overriding royalty interests, mineral interests and other property and interests more fully described in Exhibit A, to the extent such interests cover the lands described in Exhibit A, and all rights incident thereto and derived therefrom, together with all rights, benefits and powers conferred upon the holder thereof with respect to the use and occupation of the lands covered thereby (the “Leases”).

B. The wells and units (including any drillable locations (PUDs)) more fully described on Exhibit B (the “Wells”) and all lease and surface equipment, flowlines, pipelines and appurtenant thereto used or held for use in connection with the operation or production of the Assets, and all personal property, fixtures, plants, improvements, joint accounts, easements, rights-of-way and appurtenances used or related to the Wells or the Leases.

C. Operating agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farm-out and farm-in agreements, exploration agreements, area of mutual interest agreements, participation agreements, assignments, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way, easements, servitudes, permits, licenses, and other instruments and agreements pertaining to the Leases or the Wells (the “Existing Contracts”).

D. Without limiting the foregoing, all other right, title and interest of Seller of whatever kind or character, whether legal or equitable, vested or contingent, in and to the oil, gas and other minerals in and under or that may be produced from or attributable to the lands described in Exhibit A, including but not limited to all Seller’s oil and gas interests located in Lea County, New Mexico and in Township 8 South, Range 34 East and Range 35 East, 6th NMPM situated in Roosevelt County, New Mexico, whether such interests are specifically described in Exhibit A, and even though such interest of Seller may be incorrectly described in or omitted from Exhibit A.

E. All files, records and data relating to the items described in subsections A through D above including well data, logs, geophysical data, engineering records, title records (including abstracts of title, title opinions, title reports and title curative documents), contracts, correspondence, and all related matters in the possession of Assignor (the “Records”).

The properties, rights and interests identified in subsections A through E above are collectively called the “Assets.”

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TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever. Assignor hereby agrees to warrant and defend the title to the Assets hereby assigned unto Assignee, to the extent of the net revenue interests set forth in Exhibit A or Exhibit B, as applicable, against the claims of any party arising by, through, or under Assignor, but not otherwise. Additionally, to the extent transferable, Assignor hereby assigns to Assignee, its successors and assigns, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by owners in Assignor's chain of title, vendors, or others, given or made with respect to the Assets or any part thereof prior to the Effective Time. This Assignment and Bill of Sale shall be binding upon and inure to the benefit of the Assignor and Assignee, and their respective successors and assigns.

EXCEPT WITH REGARD TO THE SPECIAL WARRANTY OF TITLE FROM ASSIGNOR TO ASIGNEE SET FORTH ABOVE, THIS ASSIGNMENT AND BILL OF SALE IS MADE WITHOUT WARRANTIES OR COVENANTS, EXPRESSED OR IMPLIED IN FACT OR IN LAW, AS TO TITLE, MERCHANTABILITY, DURABILITY, USE, OPERATION, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION, SAFETY OF THE PROPERTY, COMPLIANCE WITH REGULATORY AND ENVIRONMENTAL REQUIREMENTS OR OTHERWISE.  ASSIGNOR DOES NOT IN ANY WAY REPRESENT OR WARRANT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR.  ASSIGNEE HEREBY AGREES THAT IT HAS INSPECTED OR HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE ASSETS, INCLUDING THE LEASES AND ASSOCIATED AGREEMENTS, WELLS, PERSONAL PROPERTY, AND EQUIPMENT ASSIGNED AND CONVEYED HEREIN AND THAT IT ACCEPTS THE SAME "AS IS, WHERE IS" AND "WITH ALL FAULTS".

Assignor agrees to assume all liabilities and perform all obligations incident to the ownership and operation of the Assets which are attributable to the interests herein assigned and conveyed to Assignee insofar as such obligations and liabilities are attributable to ownership and operation of the Assets prior to the Effective Time.

Assignee agrees to assume all liabilities and perform all obligations incident to the ownership and operation of the Assets which are attributable to the interests herein assigned and conveyed to Assignee insofar as such obligations and liabilities are attributable to ownership and operation of the Assets from and after the Effective Time.

This Assignment shall be effective as of August 1, 2023 at 12:00 a.m. local time where the Assets are located (the “Effective Time”) and shall be subject that that certain Purchase and Sale Agreement dated November 9, 2023 by and between Assignor and Assignee.

Assignor and Assignee agree to execute and deliver to each other, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to effectively grant, convey and assign to Assignee the Assets.

20

IN WITNESS WHEREOF, this Assignment and Bill of Sale has been executed on November 9, 2023, but effective for all purposes as of the Effective Time.

ASSIGNOR:
PACIFIC ENERGY DEVELOPMENT CORP.

/s/ J. Douglas Schick
J. Douglas Schick, President

EOR OPERATING COMPANY

/s/ J. Douglas Schick
J. Douglas Schick, President

ASSIGNEE:

TILLOO EXPLORATION AND PRODUCTION, LLC.

/s/ William S. Montgomery Jr.
William S. Montgomery Jr., Managing Member

21

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

                The foregoing instrument was acknowledged before me on _________________, by __________________, as __________________ of Pacific Energy Development Corp.., a Nevada corporation, on behalf of the corporation.

(Seal)
Notary Public in and for the State of Texas

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

                The foregoing instrument was acknowledged before me on _________________, by __________________, as __________________ of EOR Operating Company, a Texas corporation, on behalf of the corporation.

(Seal)
Notary Public in and for the State of Texas

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

                The foregoing instrument was acknowledged before me on ________________by __________________, as ________________ of Tilloo Exploration and Production, LLC., a Texas limited liability company, on behalf of the limited liability company.

(Seal)
Notary Public in and for the State of Texas

22

SCHEDULE 4.5

EXISTING CONTRACTS

Unit Agreements

1. Milnesand San Andres Unit Agreement No. NMNM-070990X, dated March 17, 1969, effective August 1, 1969.

Other Agreements

2. Surface Lease Agreement made the 15th day of May, 2018 between Granite Pacific LC and EOR Operating Company.

23

SCHEDULE 5.3

LITIGATION MATTERS

1. Zia Land and Water Conservation, LLC v. EOR Operating Company, PT Oil & Gas, LLC, and Thomas and Ruby Parkinson Trust, Case No. D-101-CV-2022-00973, in the First Judicial District Court of the State of New Mexico in Santa Fe County (the "Zia Litigation").

The Zia Litigation was filed on June 1, 2022. Zia Land and Water Conservation, LLC ("Zia") is an assignee of claims from the surface owners, Bryce and Jaimi Peterson. Zia has brought claims of trespass, unjust enrichment, negligence, compensation for surface damages caused under the Surface Owner Protection Act, and specific performance under the Surface Owner Protection Act.

2. EOR Operating Company v. Bryce Peterson and Jaimi Peterson, Case No. D-911-CV-2023-00166, Case No. D-911-CV-2023-00166, in the Ninth Judicial District Court of the State of New Mexico in Roosevelt County (the "Peterson Litigation").

The Peterson Litigation was filed on September 27, 2023, against Bryce and Jaimi Peterson for malicious abuse of process related to governmental reporting of and interference with addressing alleged historic, putative, and actual spills, releases, and other environmental issues. The defendants have not yet answered the complaint or asserted counterclaims. Based upon this conduct, it is possible that state and/or federal regulators may take action based upon the Petersons' reporting.

3. Regulatory Actions. Although there are no known pending regulatory or administrative actions pending, the conduct that is the subject of the Zia Litigation and the Peterson Litigation may give rise to such action.

24